EXHIBIT 99.1

Press Release

Lakeland Industries Finalizes Previously Announced Board Transition

HUNTSVILLE, AL / ACCESSWIRE / January 26, 2023 / Lakeland Industries, Inc. (NASDAQ:LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state and local levels, announced today that Christopher J. Ryan, Executive Chairman of the Board, has announced his retirement as an employee of Lakeland Industries, Inc. and will step down from his role as Executive Chairman, effective January 31, 2023. Mr. Ryan will remain a member of the Board of Directors of Lakeland until completion of his term at the Annual Shareholders Meeting, June 14, 2023, as was previously announced in the Company’s June 2022 press release. Effective February 1, 2023, consistent with the Board’s succession plan, current member of the Board and Vice Chairman, James (Jim) M. Jenkins, will assume the role of Chairman of the Board of Lakeland Industries, Inc.

Jim Jenkins, Lakeland Industries Vice Chairman of the Board, said, “It is an honor to have the opportunity to succeed Chris and accept the position of Chairman. Lakeland has continued to strengthen its strategic competitive positioning in the global PPE industry, with strong manufacturing advantages, during Chris’s tenure as Executive Chairman. With the long-term strategy and business plan put in place by the current management team, coupled with favorable industry dynamics, I’m excited to take a deeper role in accelerating Lakeland’s growth.”

Mr. Jenkins has served as a director since 2016 and is a member of the Audit, Compensation, and Nominating and Governance Committees. Mr. Jenkins is the General Counsel and Vice President of Corporate Development for Transcat, Inc. (Nasdaq: TRNS), a provider of calibration, repair, inspection and laboratory services, where he serves as Transcat’s chief risk officer and advises management and the board of directors over matters of corporate governance and securities law. He also leads Transcat’s acquisition strategy. He joined Transcat in September 2020. Prior to joining Transcat, he was a partner at Harter Secrest & Emery LLP, a regional law firm located in New York State. His practice focused in the areas of corporate governance, and general corporate law matters, including initial and secondary public offerings, private placements, mergers and acquisitions, and securities law compliance. Mr. Jenkins joined the firm in 1989 as an associate and was elected a partner effective January 1, 1997. He is a Chambers rated attorney and served as the Chair of the firm’s Securities Practice Group from 2001 to 2020 and as a member of the firm’s Management Committee from January 2007 to January 2013. From 2018 until September 2020, he served as the Partner in Charge of the firm’s New York City office. Mr. Jenkins holds a BA from Virginia Military Institute and a J.D. from West Virginia University College of Law. Mr. Jenkins previously served on the Lakeland Board from 2012 to 2015.

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made to more than 50 foreign countries, the majority of which were into China, the European Economic Community (“EEC”), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.

256-445-4100

Allen Dillard

aedillard@lakeland.com

Alpha IR Group

312-445-2870

Robert Winters or Stephen Poe

LAKE@alpha-ir.com

Source: Lakeland Industries, Inc.